EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hi-Tech Pharmacal Co., Inc. of our reports dated June 30, 2006, on our audits of the financial statements and Schedule II as of April 30, 2006 and 2005 and for each of the three years in the period ended April 30, 2006, Hi-Tech Pharmacal Co., Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hi-Tech Pharmacal Co., Inc. as of April 30, 2006 included in the Annual Report on Form 10-K for the year ended April 30, 2006.

/s/ Eisner LLP

New York, New York
January 2, 2007